SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑                              Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

Macy's, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

MACY'S, INC.
7 West Seventh Street, Cincinnati, Ohio 45202
and
151 West 34th Street, New York, New York 10001

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 16, 2014

The following information supplements and amends the proxy statement (the "Proxy Statement") of Macy's, Inc. (the "Company") furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors (the "Board") for the 2014 Annual Meeting of Shareholders (the "Annual Meeting"). Capitalized terms used in this supplement to the Proxy Statement (this "Supplement") and not otherwise defined in the Supplement have the meaning given to them in the Proxy Statement. This Supplement is being filed with the Securities and Exchange Commission and being made available to shareholders on May 2, 2014.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Supplemental Disclosure Concerning Item 4

The Annual Meeting will be held at the Company's offices located at 7 West Seventh Street, Cincinnati, Ohio 45202, on Friday, May 16, 2014 at 11:00 a.m., Eastern Time. At the Annual Meeting, the Company's shareholders will be asked to approve, among other items, the Company's Amended and Restated 2009 Omnibus Incentive Compensation Plan (the "Amended Plan").

The Company's 2009 Omnibus Incentive Compensation Plan (the "Original Plan") was originally approved by the Company's shareholders on May 15, 2009, and the Original Plan provided that no grant would be made on or after its May 15, 2019 expiration date. The Amended Plan proposed to, among other things, extend this expiration date to May 16, 2024. The Amended Plan does not increase the number of shares available for issuance.

On May 2, 2014, the Board of Directors of the Company approved an amendment to the Amended Plan so that it will now expire on May 15, 2019, which date is the expiration date of the Original Plan. As a result, no grant will be made under the Amended Plan after May 14, 2019, but all grants made on or prior to May 14, 2019 will continue in effect after that date subject to the terms of such grants and either the Original Plan or the Amended Plan, as applicable.

The Board of Directors recommends a vote "FOR" adoption of the Amended Plan.